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Exhibit 10.12

SECOND AMENDED AND RESTATED MERCHANT AGREEMENT

BANK:	Household Bank (SB), N.A. 1111 Town Center Drive Las Vegas, Nevada 89134	MERCHANT:	Direct Focus, Inc. f/k/a Bowflex, Inc. 2200 NE 65th Avenue Vancouver, WA 98661 Phone: 360-418-6178 Facsimile No.: 360-694-7755

    This Second Amended and Restated Merchant Agreement ("Agreement") is made and entered into as of the 23rd day of February, 2000 ("Effective Date"), by and between Household Bank (SB), N.A. for itself and as assignee of Household Bank (Nevada), N.A. (herein "Household") and Direct Focus, Inc., formerly known as Bowflex, Inc., a Washington corporation (herein "Merchant") and shall be effective as of February 23, 2000. In consideration of the mutual promises, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Merchant and Household agree as follows:

    Section 1.  Definitions.  In addition to the words and phrases defined above and elsewhere in this Agreement, the following words and phrases shall have the following meanings:

    a.  "Account" means an account resulting from the issuance of a Card. An Account may have more than one Card issued for it. Each Account shall be owned by, and deemed to be the property of, Household.

    b.  "Affiliate" means any entity that is owned by, owns or is under common control with Household or its ultimate parent or Merchant or its ultimate parent.

    c.  "Applicable Law" means collectively or individually any applicable law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.

    d.  "Application" means an application for an Account under the Program.

    e.  "Authorization" means permission from Household to make a Card Sale.

    f.   "Authorization Center" means the facility designated by Household as the facility at which Card Sales are authorized.

    g.  "Business Day" means any day except Saturday or Sunday or a day on which banks are closed in the State of Illinois.

    h.  "Card" means the private label credit card bearing Merchant's name and/or logo issued by Household for the Program.

    i.   "Cardholder" means (i) the person in whose name an Account is opened, and (ii) any other authorized users of the Account and Card.

    j.   "Cardholder Agreement and Disclosure Statement" (hereafter "Cardholder Agreement") means the credit card agreement between Household and each Cardholder providing for the extension of credit by Household under the Program pursuant to which the Cardholder is issued a Card, as the same may be revised from time to time by Household with notification to Merchant.

    k.  "Card Sale" means any sale of Goods that Merchant makes to a Cardholder pursuant to this Agreement that is charged to an Account.

    l.   "Chargeback" means the return to Merchant and reimbursement to Household of a Sales Slip for which Merchant was previously paid pursuant to Section 8 herein.

    m.  "Credit Slip" means evidence of credit in electronic or paper form for Goods purchased from Merchant.

    n.  "Discount" means the fee payable by Merchant to Household as described in Section 3.b.(ii) hereof.

    o.  "Goods" means the products described in Section 2 below, certain warranties expressly authorized by Household, and related services sold by Merchant in the ordinary course of Merchant's business to consumers for individual, family, personal or household use.

    p.  "Internet Application" means any Application for a Card which is received by Household on-line via the Household web site.

    q.  "Mailed-In Application" means any Application for a Card which is received by Merchant or Household through the mail.

    r.  "Operating Instructions" means the regulatory guidelines and operating instructions and/or procedures or written instructions designated by Household and agreed to by Merchant, which agreement shall not be unreasonably withheld, from time to time concerning the Program.

    s.  "Program" means the private label revolving credit card program promoted by Merchant whereby Accounts will be established and maintained by Household, Cards issued by Household to qualified consumers purchasing Merchant's Goods, and Card Sales funded all pursuant to the terms of this Agreement.

    t.   "Sales Slip" means evidence of a Card Sale in electronic or paper form for Goods purchased from Merchant.

    u.  "Telephone Application" means any Application for a Card which is received from a consumer or solicited by Merchant via telephone and for which the applicant's credit or other information required to apply for a Card is obtained by Merchant from the applicant over the telephone.

    v.  "Terminal" means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link with an Authorization Center.

    Section 2.  Scope and Purpose.  Merchant engages in the sale of fitness equipment and other products. Pursuant to that certain Merchant Agreement dated February 4, 1997, as amended by that First Amended and Restated Merchant Agreement (collectively referred to as the "Existing Merchant Agreement"), Household and Merchant had agreed that Household would make financing available to customers of Merchant purchasing Goods from Merchant. Merchant has requested Household to continue to make financing available to consumers purchasing Goods from Merchant and Merchant has agreed to execute this Agreement in order to continue the Program and secure its benefit for Merchant. Household and Merchant agree that this Agreement shall supersede and replace the Existing Merchant Agreement. Household, a credit card bank in the business of providing revolving credit financing pursuant to a credit card, has agreed to continue to provide financing under the Program to individual qualified consumers purchasing Merchant's Goods pursuant to the terms and conditions set forth in this Agreement.

    a.  Forms and Cards.  Household will provide to Merchant standard Sales Slips, Credit Slips and other forms from time to time for use by Merchant in the Program, which documents may be changed from time to time by Household. Merchant agrees to pay for the combined Application and Cardholder Agreement and Disclosure Statement and will be charged a fee for non-standard forms and for forms in excess of normal usage. The design and content of Cards and billing statements and the terms and conditions of Accounts and combined Applications and Cardholder Agreement and Disclosure Statement shall be determined by Household and are subject to change by Household from time to time.

    b.  Credit Review, Ownership of Accounts.  All completed Applications for Accounts submitted by Merchant to Household whether mailed, telephoned or otherwise electronically transmitted will be processed and approved or declined in accordance with Household's credit criteria and procedures from time to time established by Household, with Household having and retaining all rights to reject or accept such Applications. Household will only accept Applications for revolving credit pursuant to the credit card it issues for individual, personal, family or household use. Household or its Affiliates shall own, all Cardholder e-mail addresses and the Accounts and shall bear the credit risk for such Accounts, except as otherwise provided in this Agreement. Merchant acknowledges and agrees that it shall have no interest whatsoever in the Accounts. Household shall not be obligated to take any action under an Account, including making future advances or credit available to Cardholders. Household shall not be obligated to accept Applications for a Card or to approve any Card Sale for consumers that do not have their principal residence and billing address in the fifty United States and the District of Columbia.

    c.  Card Promotions, Services and Enhancements.  Household and Merchant may from time to time mutually agree to offer to existing or potential Cardholders special credit promotions, additional services and/or enhancements. The terms of such promotions, services and enhancements shall be mutually agreed upon by Household and Merchant and are subject to change or discontinuance by Household and Merchant. In consideration of Household's providing special credit promotions and to compensate Household for such promotions, Merchant agrees to pay to Household for the period agreed upon by Household and Merchant such rates, amounts and/or discounts set forth herein. Household may deduct amounts owed to it hereunder from amounts owed to Merchant under this Agreement.

    d.  Merchant Customer Lists.  Household acknowledges that the names and addresses of Merchant customers provided by Merchant to Household constitute a merchant list and customer list respectively, of Merchant in which Merchant has proprietary rights and which Merchant regards as (and which is acknowledged by Household to constitute) a trade secret of Merchant. Accordingly, Household shall not use such list except with the prior written consent of Merchant, or to carry out its obligations under this Agreement. Merchant grants to Household the right to use such merchant and customer lists solely for such purposes. Household shall exercise such care with respect to such merchant and customer lists as it does with its own trade secrets. Notwithstanding the confidentiality provisions of this Agreement, Merchant as owner of such merchant and customer list may use such names and addresses for any purpose.

    e.  Cardholder List.  Merchant agrees that Household is the owner of the Cardholder list and that Household and its Affiliates may use such list to solicit Cardholders for credit card products offered by Household and/or any of its Affiliates or other types of accounts or financial products or insurance services offered by Household and/or any of its Affiliates. Household agrees that Merchant may solicit, at its expense the Cardholder list for products or services offered by Merchant; provided that such products or services, as determined by Household do not compete with the Program, Household or its Affiliates and such solicitation does not reference the Program. The Cardholder list shall be subject to the confidentiality provisions of this Agreement.

    Section 3.  Fees, Discounts, Charges, Rates and Funding.  Except as otherwise provided herein, the following consumer rate, fees, Discount and charges shall be effective for the Initial Term of this Agreement.

    a.  Consumer Rate.  The consumer rate to be charged on purchases with the Card shall be 21.8%, subject to change from time to time by Household.

    b.  Determination of Fees and Discounts.  The rate, fees, discounts and charges described in this Section 3 are subject to change from time to time by Household.

    c.  Merchant.  Merchant agrees to pay Household the following fees and discounts (some of which are more fully described in this Agreement):

       (i) "Credit Promotion Discount Fee": Household shall make certain deferred payment and/or deferred interest credit promotion ("Credit Promotions") available to Merchant. Each Sales Slip generated pursuant to each credit promotion shall be subject to a Credit Promotion discount fee as set forth herein which is a designated percentage of the amount of each Sales slip accepted and funded by Household. Each Sales Slip generated pursuant to non-promotional Card Sale shall be subject to a non-promotional discount fee also as set forth herein which is a designated percentage of the amount of each Sales Slip accepted and funded by Household. The Credit Promotion and non-promotional discount fees shall be collectively referred to as the "Discount Fees".

      The Credit Promotions and Discount Fees available as of the date of this Agreement are listed below:

Promotional Period	Promotional Type	Discount Fee
Regular Sale	Non-Promotional Card Sale	.15%
3 Months	Same As Cash W/O Payment	2.66%
6 Months	Same As Cash W/Payment	5.18%
7 Months	Same As Cash W/Payment	6.21%
8 Months	Same As Cash W/Payment	7.10%
9 Months	Same As Cash W/Payment	7.99%
10 Months	Same As Cash W/Payment	8.88%
11 Months	Same As Cash W/Payment	9.76%
12 Months	Same As Cash W/Payment	10.65%

      (ii) "Start-up Fee": $0.00.

      (iii) "Forms Fee": $0.00.

    d.  Acceptance, Offset & Funding.  Subject to the terms, conditions, warranties and representations in this Agreement and provided that Merchant has satisfied all of the conditions set forth in this Agreement, including, without limitation, Sections 4, 5, 6 and 7, Household agrees to pay to Merchant the amount of each valid and authorized Sales Slip presented to Household during the term of this Agreement, less the amount of the fees, charges, and Discounts described above in this Section, outstanding Account balances for Sales Slips subject to Chargeback, reimbursements, refunds, customer credits and any other amounts owed to Household under this Agreement by Merchant. Household may also offset or recoup said amounts from future amounts owed to Merchant under this Agreement. Any amounts owed by Merchant to Household which cannot be paid by the aforesaid means shall be due and payable by Merchant on demand. Any payment made by Household to Merchant shall not be final but shall be subject to subsequent review and verification by Household. Household's liability to Merchant with respect to the funding of any Card Sale, Sales Slip or Credit Slip shall not exceed the amount on the Sales Slip or Credit Slip in connection with such transaction. In no event shall Household be liable for incidental or consequential damages.

    e.  Funding.  Funding of Sales Slips by Household to Merchant shall be made to Merchant's account at a bank designated by Merchant. Household will use its best efforts to make such payments on the first Business Day after receipt, verification and processing by Household of the transmission of the transaction data, if such transmission is received by 7:30 am Central Standard Time; if received later than 7:30 am Central Standard Time, then on the second Business Day after said transmission, however, in no event shall such payments be made later than the third Business Day after receipt of said transmission by Household.

    Section 4.  Merchant Responsibilities Concerning Consumer Transactions.  Merchant covenants and agrees that Merchant shall:

    a.  Honor all valid Cards without discrimination, when properly presented by Cardholders for payment of Goods.

    b.  Not require, through an increase in price or otherwise, any Cardholder to pay any surcharge at the time of sale or pay any part of any charge imposed by Household on Merchant.

    c.  Not establish minimum or maximum charge amounts without Household's prior written approval.

    d.  Prominently display at each of its locations, advertising and promotional materials relating to the Card, including, without limitation, take-one Applications for the Card and use and display such materials in accordance with any specifications provided by Household. Such materials shall be used only for the purpose of soliciting accounts for the Program. Any solicitation, written material, advertising or the like relating to the Program or the products offered pursuant to the Program shall be prepared or furnished by Household or shall receive Household's prior written approval. Household will charge Merchant and Merchant agrees to pay for any such advertising and promotional materials. Any such materials shall not be used by Merchant following termination of this Agreement.

    e.  Use only the form of, or modes of transmission for, Application/Cardholder Agreements, Sales Slips and Credit Slips as are provided by Household, and not use any Application/Cardholder Agreements, Sales Slips, and Credit Slips provided by Household other than in connection with a Card transaction.

    f.   With respect to Telephone Applications, Merchant shall:

       (i) Make sure all information requested on the Telephone Application is complete;

      (ii) Give the applicant the applicable initial disclosures at the time the Telephone Application information is requested or such other disclosures as may be required by Household from time to time;

      (iii) Provide all information required by Household from time to time for approval of Applications by telephone or other electronic transmission;

      (iv) Designate on the Application and/or enter into the Terminal that it was a Telephone Application and Card Sale;

      (v) Not submit to Household for funding any Sales Slip resulting from a telephone or mail order Card Sale until not less than five (5) Business Days after receipt by Merchant and approval by Household of the Telephone or Mail Order Application; and

      (vi) Merchant represents and warrants that in connection with telephone solicitations, it has adopted such policies and procedures to ensure compliance with all applicable federal and state laws, regulations or rules relating to telemarketing and/or telephone solicitations including but not limited to the Telephone Consumer Protection Act of 1991 ("TCPA") 42 USC 227 and 152(b); Chapter I, Title 47 of the Code of Federal Regulations, parts 64 and 68, the Telemarketing and Consumer Fraud and Abuse Prevention Act (TCFAPA) 15 U.S.C. §6101-6108; 16 CFR Part 310 and any applicable telemarketing or telephone solicitation laws of the state from which Merchant shall be initiating telephone solicitations for the Card.

    g.  With respect to Mailed-In Applications, Merchant shall:

       (i) Make sure all information requested on the Application is complete;

      (ii) Provide all information required by Household from time to time for approval of Applications by mail and legibly insert the Account number on the Application in the designated area;

      (iii) Designate on the Application and Sales Slip that it is a Mailed In Application and Card Sale;

      (iv) Merchant represents and warrants that in connection with mail-order sales, it has adopted such policies and procedures to ensure compliance with all applicable federal and state laws, regulations or rules relating to mail order sales including but not limited to all applicable requirements of Title 16 Code of Federal Regulations, Chapter I, Subchapter D, part 435.1 ("Mail Order Rule");

      (v) Not ship or deliver or cause to be shipped or delivered any Goods to a Cardholder until not less than five (5) Business Days after receipt by Merchant and approval by Household of the Telephone or Mailed-In Application;

      (vi) Not submit to Household for funding any Sales Slip resulting from a telephone or mail order Card Sale until not less than five (5) Business Days after receipt by Merchant and approval by Household of the Telephone or Mailed-In Application; and

     (vii) Send a copy of the approved Telephone or Mailed-In Application to Household within five (5) Business Days after the date the Goods are shipped to the Cardholder or the Sales Slip funded by Household.

    h.  With respect to Internet Applications, Merchant shall:

       (i) Include a link on its web site to the Household web site, and include language notifying visitors that they may complete an application for a Card via the Internet by clicking on such link;

      (ii) Not submit to Household for funding any Sales Slip resulting from an Internet Application until not less than five (5) Business Days after receipt by Merchant and approval by Household of the Internet Application;

      (iii) Include a copy of the Cardholder Agreement and Disclosure Statement with all Goods shipped via overnight courier; and

      (iv) Not permit any additional purchases, Internet or otherwise, on an Account for a period of not less than seven (7) days after notification from Household that Household has approved an Internet Application for an Account.

    i.   With respect to Sales Slips Merchant shall:

       (i) Enter legibly on a single Sales Slip prior to obtaining the Cardholder's signature (1) a description of all Goods purchased in the same transaction in detail sufficient to identify the transaction; (2) the date of the transaction; (3) the Authorization number; and (4) the entire amount due for the transaction (including any applicable taxes);

      (ii) REQUEST AUTHORIZATION FROM HOUSEHOLD'S AUTHORIZATION CENTER UNDER ALL CIRCUMSTANCES.  (Household may refuse to accept or fund any Sales Slip that is presented to Household for payment more than sixty (60) days after the date of Authorization of the Card Sale). Merchant agrees not to divide a single transaction between two or more Sales Slips or between a Household Sales Slip and a sales slip for another credit provider. If Authorization is granted, legibly enter the Authorization number in the designated area on the Sales Slip. If Authorization is denied, not complete the transaction and follow any instructions from the

  Authorization Center. Merchant shall use its best efforts, by reasonable and peaceful means, to retain or recover a Card:

        (1) if Merchant is advised to retain the Card in response to an Authorization request; or

        (2) if Merchant has reasonable grounds to believe that the Card is counterfeit, fraudulent, or stolen. The obligation to retain or recover a Card imposed by this Section does not authorize a breach of the peace or any injury to persons or property, and Merchant will hold Household harmless from any claim arising from any injury to person or property or other breach of the peace.

      (iii) Imprint legibly on the Sales Slip the embossed legends from the Card or if the transaction is to be completed electronically or otherwise without a Card imprint, then enter legibly on the Sales Slip sufficient information to identify the Cardholder and Merchant, including at least, Merchant's name, Cardholder's name, Account number, expiration date and any effective date on the Card. Merchant shall be deemed to warrant the Cardholder's true identity as an authorized user of the Card;

      (iv) Check the effective date, if any, and the expiration date on the Card;

      (v) Obtain the signature of the Cardholder on the Sales Slip, and compare the signature on the Sales Slip with the signature panel of the Card and if identification is uncertain or if Merchant otherwise questions the validity of the Card, contact Household's Authorization Center for instructions. For telephone orders (TO), mail orders (MO) or Internet orders (IO) only, the Sales Slip may be completed without the Cardholder's signature and a Card imprint, but Merchant shall, in addition to all other requirements under this Section 4, enter legibly on the signature line of the Sales Slip the letters "TO", "MO" or "IO", as appropriate, and not deliver Goods or perform services after being advised that the "TO", "MO" or "IO" has been canceled or that the Card is not to be honored;

      (vi) IDENTIFICATION OF THE CARDHOLDER IS THE RESPONSIBILITY OF MERCHANT;

     (vii) Not present the Sales Slip to Household for funding until all Goods are delivered and all the services are performed to the Cardholder's satisfaction. With respect to Internet Sales, present the Sales Slip for funding as described in Section 4.h.(ii) above. If the Card Sale is canceled or the Goods or services canceled or returned, the Sales Slip is subject to Chargeback;

     (viii) Enter the Card Sale into the Terminal and, if applicable, Household's approval code; and

      (ix) Deliver a true and completed copy of the Sales Slip to the Cardholder at the time of delivery of the Goods.

    j  Credit Slips.  If Goods are returned, any Card Sale or services are terminated or canceled, or Merchant allows any price adjustment, then Merchant shall not make any cash refund, but shall complete and deliver promptly to Household a Credit Slip evidencing the refund or adjustment and deliver to the Cardholder a true and complete copy of the Credit Slip at the time the refund or adjustment is made. Merchant shall sign and date each Credit Slip and include thereon a brief description of the Goods returned, services terminated or canceled, refund or adjustment made, the date of the original Card Sale, Authorization number, Cardholder's name, address and Account number, and the date and amount of the credit, all in sufficient detail to identify the transaction. Merchant shall imprint or legibly reproduce on each Credit Slip the embossed legends from the Card and from Merchant's imprinter plate. The amount of the Credit Slip cannot exceed the amount of the original transaction as reflected on the Sales Slip. Merchant shall issue Credit Slips only in connection with previous bona fide Card Sales and only as permitted hereunder.

    k.  Not receive any payments from a Cardholder for charges included on any Sales Slip resulting from the use of any Card, nor receive any payments from a Cardholder to prepare and present a Credit Slip for the purpose of effecting a deposit to the Cardholder's Account.

    l.  Cardholder Complaints.  Merchant shall within five (5) days of receipt provide Household with a copy of any written complaint from any Cardholder concerning an Account.

    m.  Right of First Refusal.  Merchant shall actively promote the Program. Merchant agrees to give Household right of first refusal in presenting consumer credit Applications and/or Sales Slips. During the term of this Agreement, Merchant shall not issue, arrange to issue, or accept, in the fifty United States and the District of Columbia, any private label credit card or account other than the Card, under any of Merchant's names or logos, except with respect to Applications declined by Household. To the extent Merchant displays other third party credit or charge card materials, it shall display the advertising and promotional materials relating to the Card in a manner and with a frequency equal to or greater than that accorded any other third party credit or charge card.

    n.  Satisfy all other requirements designated in any Operating Instructions or as may be required from time to time by Household. In the event there is any inconsistency between any Operating Instructions and this Agreement, this Agreement shall govern unless otherwise expressly indicated by Household in any Operating Instructions.

    o.  Present each Sales Slip and deliver each Credit Slip to Household or such other person designated by Household, within ten (10) Business Days after the date of the respective sale or credit transaction.

    Section 5.  Merchant Representations and Warranties.  Merchant represents and warrants to Household as of the Effective Date and throughout the term of this Agreement the following:

    a.  That each Card Sale will arise out of a bona fide sale of Goods by Merchant and will not involve the use of the Card for any other purpose.

    b.  That each Card Sale will be to a consumer for personal, family, or household purposes.

    c.  That Cardholder Applications will be available to the public (i) without regard to race, color, religion, national origin, sex, marital status, or age (provided the applicant has the capacity to enter into a binding contract) and (ii) not in any manner which would discriminate against an applicant or discourage an applicant from applying for the Card.

    d.  That it has full corporate power and authority to enter into this Agreement; that all corporate action required under any organization documents to make this Agreement binding and valid upon Merchant according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon Merchant according to its terms.

    e.  That it is not in violation of any covenants in any debt instruments to which it is a party as of the Effective Date of this Agreement.

    f.   Neither (i) the execution, delivery and performance of this Agreement, nor (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by Merchant under its articles of incorporation, by laws or any organization documents, or any material agreement or contract and no authorization of any governmental authority is required in connection with the performance by Merchant of its obligations hereunder.

    g.  There are no proceedings or investigations pending, or, to the knowledge of Merchant, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over Merchant or its properties: (i) asserting the invalidity of this Agreement or seeking to prevent the consummation of any of the transactions contemplated hereunder, or (ii) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Merchant to perform its obligations hereunder.

    h.  Merchant has and will retain throughout the term of this Agreement all required licenses to perform it's obligations under this Agreement.

    i.   Any Card Sale subject to rescission has not been rescinded.

    Section 6.  Chargebacks to Merchant.  Merchant agrees as follows:

    a.  Chargebacks.  Any Sales Slip or Card Sale is subject to Chargeback under any one or more of the following circumstances, and thereupon the provisions of Section 6.b. below shall apply:

       (i) The Application or any information on the Application or the Sales Slip or any required information on the Sales Slip (such as the account number, expiration date of the Card, description of Dealer or Goods purchased, transaction amount or date) is illegible or incomplete, or except as provided in Section 4.f., the Sales Slip or Application is not executed by the Cardholder; or Authorization is not obtained from Household's Authorization Center, or a valid Authorization number is not correctly and legibly entered on the Sales Slip; or the Sales Slip is a duplicate of an item previously paid, or the price of the Goods or services shown on the Sales Slip differs from the amount shown on the Cardholder's copy of the Sales Slip;

      (ii) Household determines that (1) Merchant has breached or failed to satisfy, any term, condition, covenant, warranty, or other provision of this Agreement, including, without limitation, Sections 4 and 5 above, or of the Operating Instructions, in connection with a Sales Slip or the transaction to which it relates, or an Application for a Card or the opening of an Account; or (2) the Sales Slip, Application/Cardholder Agreement or Card Sale is fraudulent or is subject to any claim of illegality, cancellation, rescission, avoidance or offset for any reason whatsoever, including, without limitation, negligence, fraud, misrepresentation, or dishonesty on the part of the customer or Merchant or its agents, employees, licensees, or franchisees, or that the related transaction is not a bona fide transaction in Merchant's ordinary course of business;

      (iii) the Cardholder disputes or denies the Card Sale or other Card transaction, the execution of the Sales Slip or Application/Cardholder Agreement, or the delivery, quality, or performance of the goods, services or warranties purchased, or the Cardholder has not authorized the Card Sale, or alleges that a credit adjustment was requested and refused or that a credit adjustment was issued by Merchant but not posted to the Account; or

      (iv) Merchant fails to deliver to Household the Sales Slip, Credit Slip, Application or other records of the Card transaction within the times required in this Agreement.

    b.  Resolution and Payment.  Merchant is required to resolve any dispute or other of the circumstances described above in (a) of this Section 6 to Household's satisfaction within fifteen (15) days of notice of Chargeback or Merchant shall pay to Household the full amount of each Sales Slip subject to Chargeback or the portion thereof designated by Household, as the case may be, plus the finance charges thereon, any attorney fees incurred by Household, and other fees and charges provided for in the Cardholder Agreement. Upon Chargeback to Merchant of a Sales Slip, Merchant shall bear all liability and risk of loss associated with such Sales Slip or Account, or the applicable portion thereof, without warranty by, or recourse or liability to, Household. Household may deduct amounts owed to Household under this Section from any amounts owed to Merchant under this Agreement.

    c.  Excessive Chargebacks.  If (i) the aggregate number of Sales Slips subject to Chargeback exceeds 3.0% of the total number of Card Sales submitted by Merchant with respect to an individual Merchant location in any calendar quarter or (ii) the aggregate dollar amount of all Sales Slips subject to Chargeback in any monthly billing cycle exceeds 5% of the total net balances of all Accounts at the end of such monthly billing cycle ((i) and (ii) are herein individually and collectively called "Excessive Chargebacks"). Excessive Chargebacks shall be deemed a material breach of this Agreement and Household has the right, in its sole discretion, to terminate this Agreement pursuant to Section 15.

    d.  The terms and provisions of this Section 6 shall survive the termination of this Agreement.

    Section 7.  Tape or Electronic Transmission & Records.  Data, records and information shall be transmitted and maintained as described below.

    a.  Transmission of Data.  In lieu of depositing paper Sales Slips and Credit Slips with Household, Merchant shall transmit to Household, by electronic transmission or other form of transmission designated by Household all data required by this Agreement to appear on Sales Slips and Credit Slips. All data transmitted shall be in a medium, form and format designated by Household and shall be presorted according to Household's instructions. Any errors in such data or in its transmission shall be the sole responsibility of Merchant. The means of transmission indicated above in this Section or other means approved by Household, shall be the exclusive means utilized by Merchant for the transmission of Sales Slip or Credit Slip transaction data to Household. Merchant shall use a leased line, supplied by Household, for communicating with Household pursuant to the guidelines set forth in Section 4. Household's voice Authorization Center will be available for use for times when the leased line authorization system is not in operation.

    b.  Receipt of Transmission.  Upon successful receipt of any transmission, Household shall accept such transmission and pay Merchant in accordance with this Agreement, subject to subsequent review and verification by Household and to all other rights of Household and obligations of Merchant as set forth in this Agreement. If data transmission is by tape, Merchant agrees to deliver upon demand by Household a duplicate tape of any prior tape transmission, at the expense of Household, if such demand is made within forty-five (45) calendar days of the original transmission.

    c.  Records.  Merchant shall maintain the actual paper Sales Slips, Credit Slips, and other records pertaining to any transaction covered by this Agreement for such time and in such manner as Household or any law or regulation may require, but in no event less than two (2) years after the date Merchant presents each transaction data to Household, and Merchant shall make and retain for at least seven (7) years legible copies of such actual paper Sales Slips, Credit Slips or other transaction records. Within fifteen (15) days, or such earlier time as may be required by Household, of receipt of Household's request, Merchant shall provide to Household the actual paper Sales Slips, Credit Slips or other transaction records, and any other documentary evidence available to Merchant and reasonably requested by Household to meet its obligations under law (including its obligations under the Fair Credit Billing Act) or otherwise to respond to questions, complaints, lawsuits, counterclaims or claims concerning Accounts or requests from Cardholders, or to enforce any rights Household may have against a Cardholder, including, without limitation, litigation by or against Household, collection efforts and bankruptcy proceedings, or for any other reason. In the event Merchant fails to comply in any respect with the provisions of this Section 7, Household may process a Chargeback for each Card Sale involved pursuant to Section 6 above.

    d.  Production.  Promptly upon termination of this Agreement or upon the request of Household, Merchant will provide Household with all original and microfilm copies of documents required to be retained under this Agreement.

    Section 8.  Payments by Cardholder and Endorsement.  Merchant agrees that Household has the sole right to receive payments on any Sales Slip funded by Household. Unless specifically authorized in writing by Household, Merchant agrees not to make any collections on any such Sales Slip. Merchant agrees to hold in trust for Household any payment received by Merchant of all or part of the amount of any such Sales Slip and to deliver promptly the same in kind to Household as soon as received together with the Cardholder's name, Account number, and any correspondence accompanying the payment and deliver same promptly within five (5) days of receipt by Merchant. Merchant agrees that Merchant shall be deemed to have endorsed any Sales Slip, Credit Slip, or Cardholder payments by check, money order, or other instrument made payable to Merchant that a Cardholder presents to Household in Household's favor, and Merchant hereby authorizes Household to supply such necessary endorsements on behalf of Merchant.

    Section 9.  Merchant Credit Information.  Household may annually review Merchant's financial stability. To assist Household in doing this, Merchant shall deliver to Household no later than ninety (90) days after the end of each fiscal year, an audited financial statement, including, without limitation, all footnotes, and supporting materials with sufficient detail to accurately portray the financial condition of Merchant. Merchant warrants and represents that its credit Application and financial statements submitted to Household by or on behalf of Merchant are true and accurate and Merchant agrees to supply such additional credit information as Household may reasonably request from time to time. Merchant understands that Household may verify the information on any financial statement or other information provided by Merchant and, from time to time, may seek credit and other information concerning Merchant from others and may provide information regarding this Program including financial and other information to its Affiliates or others for purposes of its asset securitizations and sales.

    Section 10.  Merchant Business Practices.  Merchant agrees to provide adequate services in connection with each Card Sale pursuant to standard customs and trade practices and any applicable manufacturer's warranties, and to provide such repairs, service and replacements and take such other corrective action as may be required by law.

    Section 11.  Cardholder Account Information.  Merchant shall comply with all Applicable Law regarding privacy and the Direct Marketing Association privacy promise. Merchant shall not sell, purchase, provide, or exchange Account information in the form of imprinted Sales Slips, carbon copies of imprinted Sales Slips, mailing lists, tapes or other media obtained by reason of a Card transaction to any third party other than to Merchant's agents for the purpose of assisting Merchant in its business with Household or pursuant to a government request.

    Section 12.  Change in Ownership.  Each party agrees to send the other party at least thirty (30) days prior written notice of any change in such party's name or location, any material change in ownership of Merchant's business or any change in Sales Slip or Credit Slip information concerning Merchant.

    Section 13.  Indemnification.

    a.  Indemnification by Merchant.  Merchant shall be liable to and shall indemnify and hold harmless Household and its Affiliates associated with the Program and their respective officers, employees, agents and directors from any losses, damages, claims or complaints incurred by Household or any Affiliate of Household or their respective officers, employees, agents and directors arising out of: (i) Merchant's failure to comply with this Agreement or any of the Operating Instructions; (ii) any claim, dispute, complaint or setoff made by a Cardholder with respect to anything done or not done by Merchant in connection with Card Sales or Credit Slips; (iii) anything done or not done by Merchant in connection with the furnishing of any Goods, warranties or services purchased by Cardholders; (iv) the death or injury to any person or the loss, destruction or damage to any property arising out of the design, manufacture or furnishing by Merchant of any Goods, warranties or services purchased by Cardholders; (v) any claim or complaint of a third party in connection with Merchant's advertisements and promotions relating to the Card which have not been reviewed or approved by Household; (vi) any illegal or improper conduct of Merchant or its employees or agents; and (vii) any claim or complaint by a consumer that Merchant has violated the Equal Credit Opportunity Act, Truth in Lending Act, or any other act and related Applicable Laws. Household may deduct any amounts incurred by Household under this Section from amounts owed Merchant under this Agreement.

    b.  Indemnification by Household.  Household shall be liable to and shall indemnify and hold harmless Merchant and its subsidiaries or Affiliates and their respective officers, employees, agents and directors from any losses, damages, claims or complaints incurred by Merchant or any subsidiary or affiliate of Merchant or their respective officers, employees, agents and directors arising out of (i) Household's failure to comply with this Agreement or any of the Operating Instructions; (ii) any claim, dispute or complaint by a Cardholder made in good faith resulting from anything done or not done by Household in connection with such Cardholder's Account; (iii) any illegal or improper conduct of Household, or its employees or agents with respect to the Card, a Card Sale, an Account or any other matters relating to the Program; (iv) any claim, dispute, complaint or setoff by a consumer made in good faith resulting from a violation by Household, with respect to the Application/Agreement, of the Equal Credit Opportunity Act, Truth in Lending Act or any other act and related Applicable Laws and regulations; and (v) any claim, dispute or complaint of any thirty party made in good faith in connection with advertisements and promotions prepared by Household relating to the Card. Notwithstanding the foregoing, the indemnification by Household shall not apply to any claim or complaint relating to the failure of Merchant to resolve a billing inquiry or dispute with a Cardholder where such failure was not caused by Household.

    c.  Internet Purchases.  Merchant shall reimburse Household for any losses suffered by Household for any reason if Merchant ships to an address that does not match Household's billing address.

    d.  Notice of Claim & Survival.  In the event that Household or Merchant shall receive any claim or demand or be subject to any suit or proceeding of which a claim may be made against the other under this Section, the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to indemnified party at the indemnifying party's expense. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding. The terms of this Section  13 shall survive the termination of this Agreement.

    Section 14.  Nonwaiver.  Merchant's liability under this Agreement, including, without limitation, its liability under Section 6 above, shall not be affected by any settlement, extension, forbearance, or variation in terms that Household may grant in connection with any Sales Slip or Account or by the discharge or release of the obligations of the Cardholder(s) or any other person by operation of law or otherwise. Merchant hereby waives any failure or delay on Household's part in asserting or enforcing any right that Household may have at any time under this Agreement or under any Account.

    Section 15.  Term and Termination.

    a.  Term.  This Agreement shall be effective as of the Effective Date and shall remain in effect for three (3) years ("Initial Term"), subject to earlier termination as set forth below. Thereafter, this Agreement shall be automatically renewed for successive one year terms (the "Renewal Term(s)") unless and until terminated as provided herein. The termination of this Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences which take place prior to the effective date of termination, except as otherwise provided herein.

    b.  Termination.  This Agreement may be terminated:

       (i) By Household or Merchant at the end of the Initial Term or the end of any Renewal Term upon not less than ninety (90) days prior written notice to the other;

      (ii) By either party upon notice to the other in the event the other party shall elect to wind up or dissolve its operation or is wound up and dissolved; becomes insolvent or repeatedly fails to pay its debts as they become due; makes an assignment for the benefit of creditors; files a voluntary petition in bankruptcy, or for reorganization or is adjudicated as bankrupt or insolvent; or has a liquidator or trustee appointed over its affairs; and

      (iii) by Household upon notice (a) if there occurs any material change in ownership of Merchant or if a change occurs in Merchant's financial condition as determined by Household in Household's sole discretion, or if Merchant suspends or goes out of business or substantially reduces its business operations or sends a notice of a proposed bulk sale of all or part of its business; or (b) in the event Merchant materially breaches its obligations or any warranty or representation under this Agreement or in any Operating Instructions; or (c) if Household has reasonable cause to believe that Merchant will not be able to perform its obligations under this Agreement, or if Household receives a disproportionate number of Cardholder inquiries, disputes, or complaints; or (d) if in Household's judgment, any Applicable Law requires that this Agreement or either party's rights or obligations hereunder be amended, modified, waived or suspended in any respect, including, without limitation, the amount of finance charges or fees that may be charged or collected or the consumer rate that may be charged on purchases with the Card.

    c.  Termination of Card Acceptance.  Household upon notice to Merchant may elect to terminate the acceptance of the Card at a particular Merchant location if at such location there are Excessive Chargebacks, high fraudulent activity or other course of business conduct that is injurious to the business relationship between Household and Merchant. In addition, Household may terminate this Agreement upon thirty (30) days prior notice to Merchant if the termination of a particular Merchant location materially affect(s) the volume of Card Sales generated by Merchant.

    d.  Duties and Rights Upon Termination.  Upon termination of this Agreement, Merchant will promptly submit to Household all Card Sales, Sales Slips, credits and other data made through the date of termination. Household is not liable to Merchant for any direct damages that Merchant may suffer as a result of Household's termination of this Agreement as provided in this Agreement. In the event this Agreement is terminated for any reason or notice of termination is given by either party, Household may take such other reasonable actions including but not limited to establishing and maintaining a reserve from payments otherwise payable to Merchant to protect Household's rights under this Agreement and to cover Chargeback amounts and other amounts owing to Household.

    e.  Purchase Requirements.  Upon termination of this Agreement due to material breach or termination without notice by Merchant, Merchant, its successors and assigns shall, at Household's option and upon Household's request, purchase or arrange to purchase by a third party, the Accounts, without recourse to Household and without representations or warranty, express or implied, at a price determined by Household, in Household's sole discretion, but not less than the full amount of all of the outstanding Account balances; the purchase to occur not later than ninety (90) days after the effective date of termination of this Agreement and to be under such terms and conditions as are reasonably acceptable to Household. In any event, commencing on the effective date of termination of this Agreement, Merchant shall pay to Household, monthly, within ten (10) days of Household's request, a liquidation fee in the amount of $5.00 per active Account per month until such time as the outstanding Account balances/receivables are liquidated and paid in full or, if a purchase is required as stated above, such purchase of all of the outstanding Account balances is consummated and Household receives the purchase price.

    Section 16.  Status of the Parties.  In performing their responsibilities pursuant to this Agreement, Household and Merchant are in the position of independent contractors, and in no circumstances shall either party be deemed to be the agent or employee of the other. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or an association for profit between Household and Merchant. Any amounts ever owing by Merchant pursuant to this Agreement represent contractual obligations only and are not a loan or debt.

    Section 17.  Force Majeure.  Neither party to this Agreement shall be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of a cause beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God, of the public enemy or of civil or military authority, unavailability of energy resources, system or communication failure, delay in transportation, fires, strikes, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement.

    Section 18.  Limited License.  Merchant hereby authorizes Household for purposes of this Agreement to use Merchant's name, logo, registered trademarks and servicemarks (if any) and any other proprietary designations ("Proprietary Materials") on the Cards, Applications, periodic statements, billing statements, collection letters or documents, promotional or advertising materials and otherwise in connection with the Program, subject to Merchant's periodic reasonable review of such use and to such reasonable specifications of Merchant. Merchant represents and warrants that it has obtained appropriate federal and state trademark registrations to protect its interest in the use and ownership of the Proprietary Materials. Merchant shall, indemnify, defend and hold Household harmless from any loss, damage, expense or liability arising from any claims of alleged infringement of the Proprietary Materials (including attorneys' fees and costs). Merchant may not use any name or service mark of Household or any of its Affiliates in any manner without the prior written consent of Household.

    Section 19.  Confidentiality.  Merchant will keep confidential and not disclose to any person or entity (except to employees, officers, partners or directors of Merchant who are engaged in the implementation and execution of the Program) all information, software, systems and data, that Merchant receives from Household or from any other source, relating to the Program and matters which are subject to the terms of this Agreement, including, but not limited to, Cardholder names and addresses or other Account information, and shall use, or cause to be used, such information solely for the purposes of the performance of Merchant's obligations under the terms of this Agreement. Household will keep confidential and not disclose to any person or entity (except employees, officers, agents or directors of Household, its subsidiaries or affiliates who are engaged in the implementation and execution of the Program) any information that Household receives from Merchant which is designated confidential by Merchant. In the event Household sells or assigns the Accounts or any portion of the Accounts under the Program, Household may disclose any information under this provision reasonably necessary or required to effectuate such sale or assignment. The provisions of this Section 19 shall survive the termination of this Agreement.

    Section 20.  Additional Products & Services.  Household and/or any of its Affiliates may at any time, whether during or after the term of this Agreement and whether the Accounts are owned by Household, solicit Cardholders for any other credit cards or other types of accounts or financial products or insurance services offered by Household and/or any of its Affiliates.

    Section 21.  Notices.  All notices required or permitted by this Agreement shall be in writing and shall be sent to the respective parties; if to Household, to the Attention of President (with a copy to the Attention of General Counsel, HRS Law Department 2700 Sanders Road, Prospect Heights, IL 60070); if to Merchant, to the Attention of General Counsel, Direct Focus, Inc. 2200 NE 65th Avenue, Vancouver, WA 98661, or such other addresses as each party may designate to the other by notice hereunder. Said notices shall be deemed to be received when sent to the above addresses (i) upon three (3) Business Days after deposit in the U.S. first class mail with postage prepaid, (ii) upon personal delivery, or (iii) upon receipt by telex, facsimile, or overnight/express courier service or mail.

    Section 22.  Amendments and Supplementary Documents.  Household may amend this Agreement upon ten (10) days prior notice to Merchant if such modification is reasonably determined by Household to be required by any state or federal law, rule, regulation, governmental or judicial order, opinion, interpretation or decision. Reference herein to "this Agreement" shall include any schedules, appendices, exhibits, and amendments hereto. Any amendment or modification to this Agreement must be in writing and signed by a duly authorized officer of Household to be effective and binding upon Household; no oral amendments or modifications shall be binding upon the parties.

    Section 23.  Assignment.  This Agreement is binding upon the parties and their successors and assigns. Notwithstanding Merchant may not assign this Agreement without the prior written consent of Household; any purported assignment without such consent shall be void. Household may without Merchant's consent assign this Agreement or any of its rights or obligations hereunder to any Affiliate of Household at any time. In the event of such assignment, the assignee shall have the same rights and remedies as Household under this Agreement.

    Section 24.  Nonwaiver and Extensions.  Household shall not by any act, delay, omission, or otherwise be deemed to have waived any rights or remedies hereunder. Merchant agrees that Household's failure to enforce any of its rights under this Agreement shall not affect any other right of Household or the same right in any other instance.

    Section 25.  Rights of Persons Not a Party.  This Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third party beneficiary or otherwise.

    Section 26.  Section Headings.  The headings of the sections of this Agreement are for reference only, are not a substantive part of this Agreement and are not to be used to affect the validity, construction or interpretation of this Agreement or any of its provisions.

    Section 27.  Integrations.  This Agreement contains the entire agreement between the parties. There are merged herein all prior oral or written agreements, amendments, representations, promises and conditions in connection with the subject matter hereof. Any representations, warranties, promises or conditions not expressly incorporated herein shall not be binding on Household or Merchant.

    Section 28.  Governing Law/Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. If any provision of this Agreement is contrary to Applicable Law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.

    Section 29.  JURISDICTION.  ANY SUIT, COUNTERCLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT BY EITHER PARTY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; AND MERCHANT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, COUNTERCLAIM, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE). NOTHING HEREIN SHALL PRECLUDE HOUSEHOLD FROM BRINGING AN ACTION OR PROCEEDING RELATED TO THIS AGREEMENT IN ANY OTHER STATE OR PLACE HAVING JURISDICTION OVER SUCH ACTION.

    Section 30.  WAIVER OF JURY TRIAL.  HOUSEHOLD AND MERCHANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, SUIT, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOUSEHOLD AND MERCHANT ENTERING INTO THIS AGREEMENT.

    IN WITNESS WHEREOF, Household and Merchant have caused their duly authorized representatives to execute this Agreement as of the date set forth above.

BANK:	MERCHANT:
HOUSEHOLD BANK (SB), N.A.	DIRECT FOCUS, INC.
By:	By:
Print Name:	Print Name:
Title:	Title:
ATTESTED OR WITNESSED	ATTESTED OR WITNESSED
By:	By:
Print Name:	Print Name:
Title:	Title:
Merchant's Federal Tax ID #'s:

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Exhibit 10.12
SECOND AMENDED AND RESTATED MERCHANT AGREEMENT